Exhibit 99(a)

For Release: 6:30 a.m. EST, January 20, 2004	Contact: Paula M. Angelo
(248) 813-2626
paula.m.angelo@delphi.com

DELPHI CONTINUES STRONG CASH GENERATION IN Q4, CY 2003
Non-GM business sees double-digit growth for quarter;
Restructuring efforts on track;
Quarterly earnings per share hits high end of guidance

     TROY, Mich. — Delphi Corp. (NYSE: DPH) today reported increased operating cash flow year-over-year for the fourth quarter of 2003, bringing calendar year 2003 operating cash flow to $1.22 billion(1) as the company continued to execute its restructuring plans and expand its non-GM revenues to 42 percent of Q4 2003 sales. The company generated operating cash flow of $547 million(1) for the quarter, up 21 percent year-over-year from Q4 2002.

     Delphi’s Q4 2003 revenue was $7.26 billion, up 4.1 percent from Q4 2002, including revenues realized as a result of Delphi’s acquisition of Grundig Car Intermedia System GmbH (Grundig) in November 2003. GAAP net income for the quarter was $82 million, which included the impact of $46 million in previously anticipated charges related to restructuring initiatives announced in October 2003. Excluding these costs, Q4 net income was $128 million, or $0.23 per share, at the high end of the prior guidance range of $110 to $130 million. Thomson First Call consensus was $0.21 for the period.

     “Our strategy continues to focus on strong operating cash flow through growth in our non-GM revenues, which were up 16 percent for the calendar year, as well as our focus on operational efficiencies and aggressive structural cost reduction efforts,” said J.T. Battenberg III, Delphi’s chairman, CEO and president. “Delphi is utilizing operating cash flow to reduce legacy liabilities, strengthen our balance sheet, optimize our global footprint and pay dividends. At the same time, we maintained our strong focus on developing game-changing technologies, creating value for Delphi’s investors.”

Fourth Quarter 2003 Financial Highlights

•	Revenue of $7.26 billion, up 4.1 percent from $6.97 billion in 2002. This includes

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$54 million in revenues attributable to Delphi’s acquisition of Grundig in November 2003.

•	Operating cash flow of $547 million(1), up 21 percent from Q4 2002, and slightly higher than guidance of $500 million due to higher earnings and lower working capital.

•	Non-GM revenue of $3.02 billion, up 22 percent from $2.49 billion in Q4 2002. For the quarter, 42 percent of revenues came from customers other than GM.

•	GAAP net income for the quarter of $82 million, or $0.15 per share, which includes the impact of $46 million in restructuring-related charges arising from the implementation of plans announced in October 2003, in line with prior guidance of $40 to $50 million. Q4 net income was $128 million, or $0.23 per share, excluding these charges, consistent with guidance of $110 to $130 million.

Calendar Year 2003 Financial Highlights

•	Revenue of $28.1 billion, up 2.4 percent from $27.4 billion in 2002.

•	Operating cash flow of $1.22 billion, as compared to $1.26 billion in CY 2002(1).

•	Non-GM revenue of $11.1 billion, up 16 percent from $9.6 billion in CY 2002. For the year, 39 percent of revenues came from customers other than GM.

•	GAAP net loss for the year of $56 million, or ($0.10) per share, which includes the impact of $402 million in restructuring-related charges arising from the implementation of plans announced in October 2003. CY 2003 net income excluding these items was $346 million, or $0.62 per share, consistent with guidance of $328 to $348 million.

     “The keys to our ability to generate cash from operations are sustained growth of non-GM revenues and continued aggressive cost reduction activities,” added Battenberg. “We’re optimizing our global presence and offering differentiating technologies — including satellite radio, diesel systems, safety systems, and performance-enhancing ride and handling technologies — that consumers value. Our business has expanded to include every major automaker worldwide and we’re also seeing strong growth in adjacent markets.” In Q4 2003, Delphi’s non-GM revenues exceeded $3 billion for the first time, reaching 42 percent of total sales. For the year, customers other than GM accounted for $11.1 billion, or 39 percent of revenue, both new milestones for Delphi.

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     “We’re building on our five-year track record of generating consistent operating cash flow across different volume scenarios,” noted Alan Dawes, Delphi’s vice chairman and chief financial officer. “We’re also proving our ability to execute our long-term strategy, which will lead to increased shareholder value. In particular, we’re managing our book of GM business with the declines primarily accounted for by orderly exits of commodity products. At the same time, we’re accelerating the growth of Delphi’s non-GM business so that growth in our revenues from customers other than GM exceeds exit-driven declines in our GM business. Based on our business bookings, we see this growth trend continuing.”

Restructuring Update

     Following successful completion of its negotiations with the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (UAW), Delphi initiated global actions designed to address under-performing operations, appropriately size the company’s global salaried and hourly workforce, and strengthen its competitive position. “We are actively pursuing all opportunities to reduce structural costs through facility consolidations, attrition-based headcount reduction, and efforts to create competitive wage and benefit structures,” Dawes said.

     As announced in October 2003, Delphi anticipates it will incur a total of approximately $515 million after-tax in charges related to this restructuring effort through December 31, 2004. Delphi recorded $356 million after-tax in Q3, and $46 million after-tax in Q4, bringing total restructuring expenses to $402 million after-tax for 2003. The balance of $113 million after-tax, related to permanent hourly reductions and other initiatives, will be recorded in future periods.

     “To date, as part of these initiatives, Delphi has already achieved its targeted reduction of 500 U.S. salaried workers, and we’re well on our way to reducing our non-U.S. workforce by 3,000, having already achieved a reduction of 1,550,” Dawes added.

     “Through the end of 2004, our plans also call for reducing Delphi’s U.S. hourly workforce by 5,000 through a combination of normal retirements and flowbacks to GM,” Dawes continued. “We are making good solid progress on these efforts, and are slightly farther along than we expected to be at this point, having already achieved 1,600 of the total target.”

     As part of this restructuring, Delphi continues to work with the UAW to enhance the competitiveness of its U.S. cost structure, which is critical to the company’s transformation and efforts to win new business. “We expect to complete negotiations on a two-tier wage and benefit structure within 90 days,” Dawes said. “We also expect to take steps toward the consolidation of four facilities in our Automotive Holdings Group, as previously announced. This

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will enable us to create a much more competitive cost environment over time and win new work, which will lead to better returns and enhanced value for Delphi’s shareholders.”

     Furthermore, in November 2003 Delphi said it planned to consolidate product lines managed by its Safety & Interior Systems division into Delphi Electronics & Safety (formerly Delphi Delco Electronics Systems) and Delphi Thermal & Interior (formerly Delphi Harrison Thermal Systems), eliminating one operating division. This change became effective January 1, 2004. The company is also on track with plans to consolidate support staffs across its headquarters, divisions and regions.

Pension Update

     “Our strong operating cash flow of $1.22 billion has enabled Delphi to address the challenges posed by our pension liabilities,” Dawes said. “In 2003, we contributed $0.6 billion of operating cash flow to our pension funds. We contributed an additional $0.4 billion in trust preferred proceeds in Q4 2003, bringing Delphi’s total pension contributions to $1 billion for 2003.”

     On December 31, 2002, the under-funded status of Delphi’s pensions was $4.1 billion. The company saw the impact of $500 million in liability increases resulting from its new labor agreements, as well as the effects of the reduced discount rate, which fell to 6.25 percent from 6.75 percent. Taken together with Delphi’s contributions, as well as a return rate for Q4 of approximately 20 percent on pension fund investments, Delphi’s under-funded status as of December 31, 2003 was $4.0 billion. “Because we anticipate Delphi will continue to generate strong operating cash flow, we view these obligations as quite manageable,” Dawes added.

Business Highlights

•	China — In 2003, Delphi remained the largest foreign-invested automotive supplier in China, which became the world’s fourth-largest automotive producer and moved into the number-three position for sales during the year. Calendar year 2003 consolidated revenue for Delphi China was $650 million, representing an approximately 50 percent year-over-year increase and continuing the company’s track record for strong annual sales growth. In December, Delphi announced it is investing $50 million in a new R&D technical center in Shanghai.

•	Labor negotiations — In 2003, Delphi completed negotiations with two unions that represent the majority of the company’s U.S. hourly workforce. Delphi’s new four-year contract with the UAW includes modest wage economics and provisions for helping Delphi boost competitiveness. Delphi’s four-year pact with the IUE-CWA, the Industrial Division of the Communications Workers of America,

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AFL-CIO, CLC, is also consistent with Delphi’s efforts to bolster competitiveness and enhance shareholder value.

•	Growth and opportunity process — In Q4 2003, GM and Delphi reached agreement on a growth and opportunity process that provides for advanced review of GM sourcing opportunities that can help stabilize business at Delphi’s U.S. legacy sites. This initiative is part of Delphi’s overall efforts to strengthen the competitive position of certain North American operations through cost reductions and revenue growth opportunities.

•	Satellite radio — Delphi continued its dominance in satellite radio and, by the end of 2003, Delphi had shipped 1.8 million satellite digital audio receiver systems to vehicle manufacturers and retailers, including three-quarters of a million Delphi XM SKYFi units to retail customers such as Best Buy, Circuit City, Wal-Mart, Sears and Crutchfield.

•	Wireless and consumer electronics — Delphi booked more than $3 billion in global wireless business during 2003, a 50 percent year-over-year increase. During the year, Delphi sold increased volumes of radio head units and receiver boxes, MP3 radios, navigation systems, rear-seat entertainment systems, Bluetooth TM and Wireless Application Protocol Internet browser technologies, terrestrial digital TV and advanced active antenna systems.

•	Diesel — Sales of Delphi diesel common rail systems increased from 1 million units in 2002 to 1.2 million in 2003, and are forecast to grow to 2.5 million units by 2007. Delphi is currently number 2 in the European market and diesel is an important part of the company’s overall growth in the region. Customers for Delphi’s award-winning common rail diesel technology include Ford, Renault, PSA Peugeot Citroen, Kia/Hyundai and Ssangyong, along with two major worldwide powertrain technology leaders and three additional Asian OEMs that have not yet been announced.

•	Grundig acquisition — In November, Delphi announced its acquisition of Grundig Car Intermedia System GmbH (Grundig) for $39 million, including cash acquired. “This acquisition, expected to be modestly accretive to our earnings in the first full year of operation, is an example of how Delphi’s use of operating cash for small, strategic acquisitions will drive increased value to investors,” Dawes noted. “The Grundig acquisition will enhance our European electronics sales, as well as strengthen customer relationships and bolster our local engineering and manufacturing support in the region.”

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•	Lean and Quality initiatives — During 2003, Delphi continued its progress toward a Lean enterprise, redoubling efforts in its manufacturing, engineering and purchasing functions. “Our results remain impressive,” noted Dawes. “For the year, we reduced PPM by 50 percent and our on time delivery to OEM customers reached a new high of 99.2 percent. This level of performance is helping us win new business.” Throughout the calendar year, Delphi received numerous industry and customer accolades, including the “Excellence Award for Quality” from Toyota, “Masters of Quality” from Freightliner, “Quality Performance Award” from Honda, “Supplier of the Year” from GM, “Gold Star Award” from Ford, and a record-setting four Shingo Prizes for manufacturing excellence from Utah State University. Delphi also received an Automotive News PACE award for its breakthrough MagneRideTM suspension system technology.

Q1 2004 Outlook

     Dawes said the outlook for Q1 2004 is mixed. “We continue to see strong growth trends out of China, as well as the continued effects of the strengthening Euro and weakening Mexican peso, which will be generally positive,” he stated. “At the same time, we’re also seeing weaker production schedules than anticipated among some North American customers, reflecting year-end inventory positions.”

     Q1 2004 revenue is expected to range between $7.2 and $7.4 billion. This forecast reflects $200 million in anticipated currency exchange improvements compared Delphi’s December 2003 guidance. GAAP net income is expected to be $30 to $80 million, including $45 to $65 million in restructuring costs, or $85 to $125 million excluding these items. Operating cash flow is forecast between $150 and $250 million(2).

Additional information

     A briefing concerning Q4 and CY 2003 results for news media representatives, institutional investors and security analysts will be held at 11:00 a.m. EST today. For the general public, the briefing will be simultaneously webcast from the Investor Relations page of www.delphi.com.

(1)	Operating cash flow is internally defined as GAAP cash flow from operations as shown on our consolidated statement of cash flows less capital expenditures, plus pension contributions and cash paid for employee, product line and related charges, and changes in the sale of accounts receivable. For reconciliation of operating cash flow to GAAP cash flow from operations, refer to “Highlights” section of this press release.

(2)	Based upon projected GAAP cash flow from operations of $200-300 million, as defined in Footnote 1 (above).

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Forward Looking Statements
All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales, cash flow or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and customer diversification expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2002. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; our continued ability to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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HIGHLIGHTS

     Three months and year ended December 31, 2003 vs. three months and year ended December 31, 2002

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003(a)	2002(b)	2003(c)	2002(b)(d)

	(in millions, except per share amounts)
Net sales:
General Motors and affiliates	$4,233	$4,483	$17,028	$17,862
Other customers	3,024	2,488	11,068	9,565

Total net sales	7,257	6,971	28,096	27,427
Less operating expenses:
Cost of sales, excluding items listed below	6,387	6,100	24,980	24,016
Selling, general and administrative	401	419	1,588	1,510
Depreciation and amortization	271	239	1,110	988
Employee and product line charges	48	—	396	225

Operating income	150	213	22	688
Less: interest expense	60	47	198	191
Other income, net	22	5	34	32

Income (loss) before income taxes	112	171	(142)	529
Income tax expense (benefit)	30	52	(86)	187

Net income (loss)	$82	$119	$(56)	$342

Gross margin	12.0%	12.5%	11.1%	12.4%
Operating income margin	2.1%	3.1%	0.1%	2.5%

Basic earnings per share, 560 million shares outstanding for three months and year ended December 31, 2003 and 558 million and 560 million shares outstanding for the three months and year ended December 31, 2002, respectively	$0.15	$0.21	$(0.10)	$0.61

Diluted earnings per share, 562 million and 560 million outstanding for three months and year ended December 31, 2003, respectively, and 561 million and 562 million shares outstanding for the three months and year ended December 31, 2002, respectively	$0.15	$0.21	$(0.10)	$0.61

(a)	Includes charges of $10 million ($7 million after-tax) in cost of sales, $6 million ($4 million after-tax) in depreciation and amortization and $48 million ($35 million after-tax) in employee and product line charges. Excluding these items from the results for the three months ended December 31, 2003, cost of sales would have been $6,377 million, depreciation and amortization would have been $265 million, operating income would have been $214 million, income before income taxes would have been $176 million, income tax expense would have been $48 million, net income would have been $128 million and basic and diluted earnings per share would have been $0.23.
(b)	During the fourth quarter of 2003, we changed our method of costing certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method, which resulted in an increase in cost of sales of $2 million ($1 million after-tax). Prior year amounts have been adjusted for comparability.
(c)	Includes charges of $158 million ($101 million after-tax) in cost of sales, $62 million ($39 million after-tax) in depreciation and amortization and $396 million ($262 million after-tax) in employee and product line charges (the “2003 Charges”). Excluding these items from the results for the year ended December 31, 2003, cost of sales would have been $24,822 million, depreciation and amortization would have been $1,048 million, operating income would have been $638 million, income before income taxes would have been $474 million, income tax expense would have been $128 million, net income would have been $346 million and basic and diluted earnings per share would have been $0.62.
(d)	Includes charges of $37 million ($24 million after-tax) in cost of sales and $225 million ($150 million after-tax) in employee and product line (the “2002 Charges”). Excluding these items from the results, cost of sales would have been $23,979 million, operating income would have been $950 million, income before income taxes would have been $791 million, income tax expense would have been $275 million, net income would have been $516 million and basic and diluted earnings per share would have been $0.92.

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HIGHLIGHTS

SECTOR FINANCIAL RESULTS

Management reviews our sector operating results excluding the 2003 Charges and the 2002 Charges. Accordingly, we have presented our sector results excluding such amounts.

	Three Months Ended December 31,

			2003	2002
	2003	2002	Operating	Operating
Sector	Sales	Sales	Income(a)	Income

	(in millions)
Dynamics, Propulsion & Thermal	$3,250	$3,185	$88	$101
Electrical, Electronics, Safety & Interior	3,782	3,480	294	239
Automotive Holdings Group	723	858	(144)	(116)
Other	(498)	(552)	(24)	(11)

Total	$7,257	$6,971	$214	$213

	Year Ended December 31,

			2003	2002
	2003	2002	Operating	Operating
Sector	Sales	Sales	Income (b)	Income (c)

	(in millions)
Dynamics, Propulsion & Thermal	$12,678	$12,475	$344	$407
Electrical, Electronics, Safety & Interior	14,425	13,632	996	976
Automotive Holdings Group	2,994	3,550	(600)	(375)
Other	(2,001)	(2,230)	(102)	(58)

Total	$28,096	$27,427	$638	$950

(a)	Excludes the fourth quarter 2003 charges of $10 million for Dynamics, Propulsion & Thermal, $11 million for Electrical, Electronics, Safety & Interior, $27 million for Automotive Holdings Group and $16 million for Other.

(b)	Excludes the third and fourth quarter 2003 charges of $111 million for Dynamics, Propulsion & Thermal, $140 million for Electrical, Electronics, Safety & Interior, $323 million for Automotive Holdings Group and $42 million for Other.

(c)	Excludes the first quarter 2002 net restructuring and generator product line charges of $78 million for Dynamics, Propulsion & Thermal, $64 million for Electrical, Electronics, Safety & Interior, $104 million for Automotive Holdings Group and $16 million for Other.

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HIGHLIGHTS

Three months ended December 31, 2003 liquidity and capital resources

BALANCE SHEET DATA:
(in millions)

	December 31,		September 30,
	2003		2003

Cash and cash equivalents	$880		$731

Junior subordinated notes due to Trust I and II	412	(a)	—
Debt	2,823	(b)	2,914	(b)

Net liquidity	$(2,355	)(b)	$(2,183	)(b)

Total stockholders’ equity	$1,570	(c)	$1,374	(c)

RECONCILIATION OF FOURTH QUARTER 2003 NET LIQUIDITY:
(in millions)

Net liquidity at September 30, 2003		$(2,183)
Net income	$82
Depreciation and amortization	271
Employee and product line charges	48
Capital expenditures	(301)
Other, net	447

Operating cash flow		547 (d)
Pension contributions		(390)
Cash paid for employee and product line charges		(157)
Cash paid for lump sum contract signing bonuses		(125)
Cash paid for acquisition, net of cash acquired		(39)
Dividends		(38)
Other non-operating		30

Net liquidity at December 31, 2003		$(2,355)

(a)	Represents obligations related to the issuance of trust preferred securities in the fourth quarter of 2003

(b)	Debt and net liquidity exclude sales of accounts receivable accounted for off-balance sheet.

(c)	Includes after-tax minimum pension liability adjustments to equity of $2,118 million at December 31, 2003 and $2,098 million at September 30, 2003, respectively. Excluding these adjustments, stockholders’ equity would have been $3,688 million and $3,472 million as of December 31, 2003 and September 30, 2003, respectively.

(d)	A reconciliation to cash provided by operations is as follows:

Operating cash flow	$547
Capital expenditures	301
Pension contributions	(390)
Cash paid for employee and product line charges	(157)
Cash paid for lump sum contract signing bonuses	(125)
Increase in sales of accounts receivable	25

Cash provided by operations	$201

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HIGHLIGHTS

Year ended December 31, 2003 liquidity and capital resources

BALANCE SHEET DATA:
(in millions)

	December 31,		December 31,
	2003		2002

Cash and cash equivalents	$880		$1,014

Junior subordinated notes due to Trust I and II	412	(a)	—
Debt	2,823	(b)	2,930	(b)

Net liquidity	$(2,355	)(b)	$(1,916	)(b)

Total stockholders’ equity	$1,570	(c)	$1,401	(c)

RECONCILIATION OF NET LIQUIDITY:
(in millions)

Net liquidity at December 31, 2002		$(1,916)
Net loss	$(56)
Depreciation and amortization	1,110
Employee and product line charges	396
Capital expenditures	(1,005)
Other, net	775

Operating cash flow		1,220 (d)
Pension contributions		(990)
Cash paid for employee and product line charges		(229)
Cash paid for lump sum contract signing bonuses		(125)
Cash paid for acquisition, net of cash acquired		(39)
Dividends		(157)
Other non-operating		(119)

Net liquidity at December 31, 2003		$(2,355)

(a)	Represents obligations related to the issuance of trust preferred securities in the fourth quarter of 2003

(b)	Debt and net liquidity exclude sales of accounts receivable accounted for off-balance sheet.

(c)	Includes after-tax minimum pension liability adjustments to equity of $2,118 million and $2,098 million at December 31, 2003 and 2002, respectively. Excluding these adjustments, stockholders’ equity would have been $3,688 million and $3,499 million as of December 31, 2003 and 2002, respectively.

(d)	A reconciliation to cash provided by operations as shown on our Statement of Cash Flows is as follows:

Operating cash flow	$1,220
Capital expenditures	1,005
Pension contributions	(990)
Cash paid for employee and product line charges	(229)
Cash paid for lump sum contract signing bonuses	(125)
Decrease in sales of accounts receivable	(144)

Cash provided by operations	$737

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CONSOLIDATED STATEMENTS OF INCOME (a)

	Year Ended
	December 31,

	2003	2002

	(in millions, except per
	share amounts)
Net sales:
General Motors and affiliates	$17,028	$17,862
Other customers	11,068	9,565

Total net sales	28,096	27,427

Less operating expenses:
Cost of sales, excluding items listed below	24,980	24,016
Selling, general and administrative	1,588	1,510
Depreciation and amortization	1,110	988
Employee and product line charges	396	225

Total operating expenses	28,074	26,739

Operating income	22	688
Less: interest expense	198	191
Other income, net	34	32

Income (loss) before income taxes	(142)	529
Income tax expense (benefit)	(86)	187

Net income (loss)	$(56)	$342

Basic earnings per share	$(0.10)	$0.61

Diluted earnings per share	$(0.10)	$0.61

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America. Prior year amounts have been adjusted to reflect a change in our method for valuing inventory.

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CONSOLIDATED BALANCE SHEETS (a)

	December 31,	December 31,
	2003	2002

	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$880	$1,014
Accounts receivable, net:
General Motors and affiliates	2,326	2,304
Other customers	1,438	1,712
Retained interests in receivables	717	—
Inventories, net	1,996	1,962
Deferred income taxes	420	431
Prepaid expenses and other	269	241

Total current assets	8,046	7,664
Long-term assets:
Property, net	6,167	5,944
Deferred income taxes	3,835	3,649
Goodwill, net	776	699
Pension intangible assets	1,167	751
Other	913	731

Total assets	$20,904	$19,438

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$801	$846
Accounts payable	3,158	2,896
Accrued liabilities	2,232	2,118

Total current liabilities	6,191	5,860
Long-term liabilities:
Long-term debt	2,022	2,084
Junior subordinated notes due to Delphi Trust I and II	412	—
Pension benefits	3,574	3,568
Postretirement benefits other than pensions	5,697	5,120
Other	1,438	1,405

Total liabilities	19,334	18,037

Stockholders’ equity:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued in 2003 and 2002	6	6
Additional paid-in capital	2,667	2,643
Retained earnings	1,241	1,454
Accumulated other comprehensive loss:
Minimum pension liability	(2,118)	(2,098)
All other components	(151)	(493)
Treasury stock, at cost (4.7 million and 6.9 million shares in 2003 and 2002, respectively)	(75)	(111)

Total stockholders’ equity	1,570	1,401

Total liabilities and stockholders’ equity	$20,904	$19,438

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America. Prior year amounts have been adjusted to reflect a change in our method for valuing inventory.

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CONSOLIDATED STATEMENTS OF CASH FLOWS (a)

	Year Ended
	December 31,

	2003	2002

	(in millions)
Cash flows from operating activities:
Net income (loss)	$(56)	$342
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,110	988
Deferred income taxes	(183)	35
Employee and product line charges	396	225
Changes in operating assets and liabilities:
Accounts receivable and retained interest in receivables, net	(468)	582
Inventories, net	(4)	(151)
Prepaid expenses and other	(163)	(55)
Accounts payable	228	284
Employee and product line charge obligations	(156)	(318)
Accrued and other long-term liabilities	80	298
Other	(47)	(157)

Net cash provided by operating activities	737	2,073

Cash flows from investing activities:
Capital expenditures	(1,005)	(1,035)
Cost of acquisition, net of cash acquired	(39)	—
Other	27	54

Net cash used in investing activities	(1,017)	(981)

Cash flows from financing activities:
Net repayments of borrowings under credit facilities and other debt	(643)	(609)
Net proceeds from issuance of debt securities	492	—
Net proceeds from issuance of junior subordinated notes, net of issuance costs	402	—
Dividend payments	(157)	(156)
Purchases of treasury stock	—	(38)
Issuance of treasury stock	1	12

Net cash used in financing activities	95	(791)

Effect of exchange rate fluctuations on cash and cash equivalents	51	(44)

Increase (decrease) in cash and cash equivalents	(134)	257
Cash and cash equivalents at beginning of period	1,014	757

Cash and cash equivalents at end of period	$880	$1,014

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America. Prior year amounts have been adjusted to reflect a change in our method for valuing inventory

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